UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2004

Gas Transmission Northwest Corporation

(Exact name of registrant as specified in its charter)

California	0-25842	94-21354481512922
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 S.W. Fifth Avenue, Suite 900 Portland, OR	97201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 833-4000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On September 27, 2004, Robert T. Howard resigned his position as a Director and Vice President of Pipeline Operations of Gas Transmission Northwest Corporation. Mr. Howard also served on the Disclosure Assessment Committee.

(d) Effective September 27, 2004, the sole shareholder elected Peter G. Lund, Vice President and Acting General Manager, to serve as a director for Gas Transmission Northwest Corporation. Mr. Lund will continue to be a member of the Disclosure Assessment Committee and will also be the Acting General Manager responsible for all aspects of the Company’s business including the Gas Transmission Northwest and the North Baja Pipeline systems. Mr. Lund has been the Vice President of Pipeline Marketing and Development for the Company since June 1995. In that role, he has been responsible for all commercial aspects of the Company’s pipeline businesses, including customer service, marketing, transportation, gas control, business analysis and business development. Mr. Lund holds a Bachelor of Arts in Geology from Colorado College in Colorado Springs, CO and a Master of Science in Mineral Economics from the University of Arizona in Tucson, Arizona.

Mr. Lund is a member of the board and past chairman of the Western Energy Institute, a member of the board and former president of the Northwest Gas Association, and a former member of the management committee of Iroquois Gas Transmission System.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2004	By:	/s/ P. Chrisman Iribe
P. Chrisman Iribe
President